EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025 relating to the consolidated financial statements of Lulu’s Fashion Lounge Holdings, Inc. appearing in the Annual Report on Form 10-K of Lulu’s Fashion Lounge Holdings, Inc. for the fiscal year ended December 29, 2024.

/s/ Deloitte & Touche LLP

San Francisco, California

August 13, 2025